Walgreen Co. Webcast
Fourth Quarter Ending Aug. 31, 2003

Sept. 29, 2003

Hello, and welcome to Walgreens audio webcast for the fourth quarter and fiscal year ending Aug. 31, 2003. I’m Rick Hans, Walgreens Director of Finance, and I’d like to thank you for tuning in. We invite you to use this information in conjunction with the press release and other financial information posted on our web site.

Safe Harbor Language

First – I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see page 4 of our Form 10-K, dated August 31, 2002, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]

Sales and Earnings

Today we announced another record quarter and our 29th consecutive year of both record sales and profits. Fiscal 2003 was a challenging year, as we faced a down economy, lower consumer confidence and war in Iraq. But we still posted a solid double-digit earnings increase, and sales this summer have been very encouraging.

We opened 430 new stores in the year, including 127 stores in August alone. Our store count at the end of the fiscal year stood at 4,227, a net increase of 344 stores from 2002. Meanwhile, our top three competitors combined increased their store count by just 117.

Walgreens prescription sales increased 17.4 percent for the year. And our total number of prescriptions filled increased 10.7 percent to 400 million – more than any other retailer in the country.

Our financial position is stronger than at any time in our company history. We have $3 billion in owned real estate, over $1 billion in the bank and are in a strong cash flow position.

With such a solid financial position and encouraging sales reports, we’re optimistic about the year ahead.

Looking over the income statement, you’ll see our sales for the fourth quarter ended Aug. 31 were up 14.0 percent to a record $8.2 billion. Net earnings for the quarter climbed 11.9 percent to $277.1 million or 27 cents per share, diluted.

Fiscal 2003 sales were up 13.3 percent to $32.5 billion, while fiscal year net earnings rose 15.4 percent to $1.176 billion or $1.14 per share, diluted. Excluding a $29.6 million gain this year and a $6.2 million gain last year for litigation settlements, earnings rose 14.0 percent to $1.157 billion or $1.12 per share, diluted, from last year’s $1.015 billion or 98 cents per share, diluted.

SG&A and Gross Profit Margins

Selling, general and administration expenses and gross profit margins were both affected by a new mandated accounting guideline that we adopted in January 2003. The guideline is from the Emerging Issues Task Force and is known as Issue No. 02-16. The guideline requires vendor allowances to be treated as a reduction of inventory cost unless specifically identified as reimbursement for other expenses. Any vendor allowances received in excess of those expenses also should be treated as a reduction of inventory cost.

Let’s look at how the new EITF guideline affected gross profit margins and SG&A for both the quarter and the year. In the fourth quarter, our gross profit margin increased 23 basis points, and the new EITF guideline alone caused the margin to increase by 26 basis points.

SG&A in the fourth quarter increased 33 basis points, and the EITF by itself caused our SG&A to go up 34 basis points.

For the entire 2003 fiscal year, our gross profit margin increased 55 basis points. The EITF, which was in effect for 8 months of the fiscal year, caused a 17 basis point increase in gross profit margin.

SG&A increased 53 basis points for the year, and the EITF accounted for 23 of those basis points during the 8 months it was in effect.

The new guideline is just one of the factors that impacted our gross profit margin and SG&A. Gross margins for the fourth quarter and the year also were hurt by a greater percent of our total sales coming from the pharmacy, which has lower margins than the front end, and by fewer new generics hitting the market.

On the other hand, gross profit margins were helped by better buying and negotiating on product costs and supplies, and by faster growth of high-margin products in the front end.

Tax Rate

The effective annual tax rate of 37.75 percent for the year is unchanged from a year ago.

From the Balance Sheet and Statements of Cash Flows

The consolidated balance sheet and statements of cash flows can be found on our Investor Relations Web site under the tab, "Financials." For the year, cash increased from $450 million to $1.017 billion as of Aug. 31.

LIFO inventories were $4.202 billion, a 15.3 percent increase from the year ago quarter.

The fourth quarter’s LIFO credit of $19.5 million was $9.6 million more than the year ago quarter. We experienced lower than expected inflation this year due to generic drug price decreases and some deflation among non-pharmacy inventories. The final LIFO rate for the year was 0.84 percent versus the 1.75 percent rate applied through the third quarter.

Finally on the statements of cash flows, capital expenditures in fiscal 2003 were $795.1 million compared to $934.4 million in 2002. The decrease is due mainly to fewer store real estate purchases this year.

Comparable Sales

Taking a closer look at our sales, total comparable store sales – for stores open more than a year - were up 9.9 percent in the quarter, while front-end comparable store sales rose 4.1 percent. For the year, comparable store sales increased 8.6 percent, while front-end comparable store sales rose 1.7 percent.

Pharmacy sales climbed 17.1 percent overall and 13.6 percent on a comparable store basis in the quarter. For the year, prescription sales increased 17.4 percent overall and 13.2 percent on a comparable store basis.

Wrapup

Despite the difficult retail environment, 2003 was another step forward for Walgreens. We’re on track to reach our goal of 7,000 stores by 2010. We’re opening more 24-hour stores to better serve our customers. We’re gaining market share in nearly all of our top 60 product categories. And our financial condition is as strong as it’s ever been.

Some industry watchers have expressed concern about a slowdown in prescriptions, but we see no evidence that this is a trend. In fact, we see nothing to suggest that prescription usage will be anything but robust in the decade to come. The slowdown seen in the industry since January is the result of a convergence of several unusual factors, including concerns about hormone-replacement therapy, major prescription-to-OTC switches such as Claritin and implementation of three-tier copays. Even with these factors, our total prescriptions filled in comparable stores increased 7.1 percent in the fourth quarter and 6.4 percent for the year.

The long-term outlook for prescription growth is as strong as ever. This is the best time in our history to expand, and we’re positioning ourselves for the surge in prescription usage that’s already under way.

Thank you for listening. Our next earnings announcement, for the first quarter of fiscal 2004, is scheduled for January 5th. Once again, thanks for being a Walgreen shareholder, and remember, "You’re Always Welcome at Walgreens!"

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